March 25, 2009

David L. Orlie, Special Counsel
Division of Corporate Finance
Securities and Exchange Commission
Mail Stop 4561
101 F Street, N.E.
Washington D.C. 20549

RE:      TEMPCO, INC.
         PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A
         FILED FEBRUARY 26, 2009
         FILE NO. 001-10320

Dear Mr. Orlie:

         On behalf of the Tempco, Inc. (the "Company"), and in connection with your letter of March 5, 2009, we hereby make the following statements:

         o The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

         o The Company acknowledges that staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

         o The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                        Sincerely,

                                        TEMPCO, INC.

                                        /s/ Stanley L. Schloz

                                        Stanley L. Schloz, President